Exhibit 5.3

Maximilianstraße 11
80539 München

Dr. Markus Feil
Direct Dial:	Telephone:	Telefax:
+49 (0)89 2030 6061	+49 (0)89 2030 6000	+49 (0)89 2030 6100
markus.feil@kirkland.com

www.kirkland.com

To:

Trinseo Materials Operating S.C.A.

Trinseo Materials Finance, Inc.

1000 Chesterbrook Boulevard, Suite 3000

Berwyn, Pennsylvania 19312

30 September 2013

Re:	Registration Statement on Form S-4

Styron Deutschland GmbH; Styron Deutschland Anlagengesellschaft mbH

Dear Sirs,

We have acted as German legal counsel to Trinseo Materials Operating S.C.A. Upon the request of our client, this opinion letter (the “Opinion”) is being delivered in relation to Styron Deutschland GmbH and Styron Deutschland Anlagengesellschaft mbH (the “Guarantors”), in connection with the proposed registration by Trinseo Materials Operating S.C.A. and Trinseo Materials Finance Inc. as issuers (together the “Issuers”) of up to $1,325,000,000 in aggregate principal amount of the Issuers’ 8.750% Senior Secured Notes due 2019 (the “Exchange Notes”) and certain related guarantees (the “Guarantees”), pursuant to a registration statement on Form S-4, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof. Such registration statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”. The Exchange Notes are to be issued pursuant to the indenture dated as of 29 January 2013 by and among the Issuers, the Guarantors, Wilmington Trust, National Association as trustee and collateral agent, and others (the “Indenture”). The Exchange Notes are to be issued in exchange for and in replacement of the Issuers’ up to $1,325,000,000 in aggregate principal amount of 8.750% Senior Secured Notes due 2019 which were issued on 29 January 2013, subject to the exchange offer pursuant to the Registration Statement. This opinion letter is furnished to you at your request.

The undersigned is qualified to practice law in the Federal Republic of Germany and is admitted to the bar association (Rechtsanwaltskammer) of Munich and issues this Opinion solely in his capacity as a German attorney (Rechtsanwalt). This Opinion is limited to the

Chicago    Hong Kong    London    Los Angeles    Munich    New York    Palo Alto    San Francisco    Shanghai    Washington, D.C.

laws of the Federal Republic of Germany (except for any international treaty, general principles of international public law or any other part of international public law, even if, in each case, it is directly applicable in the Federal Republic of Germany) as applied by the German courts and published and in erect on the date hereof. It shall be governed by and be construed in accordance with the laws of the Federal Republic of Germany. We express no opinion as to the law of any jurisdiction other than the Federal Republic of Germany, and any opinion or other statement herein is strictly limited to its legal content.

In this Opinion, German legal concepts are sometimes expressed in English terms and not in their original German terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of jurisdictions other than the Federal Republic of Germany. This Opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by German law and be brought before a German court.

1.	In connection with this Opinion, we have examined and are solely relying on copies of counterparts of the following documents:

(i)	The Registration Statement;

(ii)	The Indenture;

(iii)	a first supplemental indenture dated 12 March 2013 in relation to the Indenture (the “First Supplemental Indenture”);

(iv)	a second supplemental indenture dated 10 May 2013 entered into by the Guarantors in relation to the Indenture (the “Second Supplemental Indenture”); and

(v)	a third supplemental indenture dated 16 September 2013 entered into by the Guarantors in relation to the Indenture (together with the Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and the Registration Statement the “Executed Documents”).

We have also examined copies of such other records of the Guarantors, certificates of representatives of the Guarantors and other corporate documents (the “Corporate Documents”, and together with the Executed Documents the “Documents”) as we have deemed necessary for the purposes of this opinion, including:

(b)	in relation to Styron Deutschland GmbH:

(i)	an electronic extract from the commercial register (Handelsregisterauszug) dated 20 September 2013 (the “Extract 1”);

(ii)	a copy of the articles of association (Gesellschaftsvertrag) dated 12 November 2009 and downloaded from the common register portal of the German federal states on 20 September 2013 (the “Articles 1”);

(iii)	a copy of the shareholders’ list (Gesellschafterliste) dated 17 August 2010 and downloaded from the common register portal of the German federal states on 20 September 2013;

(iv)	a copy of the shareholders’ resolution received on 20 September 2013 in relation to the Registration Statement (the “Resolution 1”);

(c)	in relation to Styron Deutschland Anlagengesellschaft mbH:

(i)	an electronic extract from the commercial register (Handelsregisterauszug) dated 20 September 2013 (the “Extract 2” and together with Extract 1 the “Extracts”);

(ii)	a copy of the articles of association (Gesellschaftsvertrag) with notarial certification (Notarsbescheinigung) dated 15 October 2010 and downloaded from the common register portal of the German federal states on 20 September 2013 (the “Articles 2” and together with the Articles 1 the “Articles”);

(iii)	a copy of the shareholders’ list (Gesellschafterliste) dated 6 April 2010 and downloaded from the common register portal of the German federal states on 20 September 2013;

(iv)	a copy of the shareholders’ resolution dated 16 September 2013 in relation to the Registration Statement (the “Resolution 2” and together with the Resolution 1 the “Resolutions”).

We also carried out an online enquiry (under www.insolvenzbekanntmachungen.de and under www.handelsregister.de) on 20 September 2013 between 2:30 p.m. and 2:45 p.m. CEST for the Guarantors (“Insolvency Search”).

2.	In rendering this opinion we have assumed, without having independently established the validity of such assumptions:

(a)	The genuineness of all signatures.

(b)	The authenticity and completeness of the originals and copies of the documents submitted to us.

(c)	The conformity to authentic and complete originals of any documents submitted to us as copies.

(d)	The accuracy and completeness of the Extracts, that no entries or amendments have been made to the relevant register since the date of the respective Extract, and that all facts capable of being entered into the relevant register have been entered into or otherwise filed with the relevant register and are reflected in the Extracts.

(e)	That the Articles are the ones currently in force and have not been, in whole or in part, amended (or otherwise ceased to be effective in whole or in part) after their date.

(f)	The due execution and delivery of the Documents by each party thereto and in respect to each Document, in the form of the copies examined by us (provided that this assumption does not relate to the due execution and delivery of the Executed Documents by the Guarantors).

(g)	That the Resolutions were validly passed and remain in full force and effect without modification at the date hereof.

(h)	That the Guarantors do not have a supervisory board (Aufsichtsrat) or an advisory board (Beirat).

(i)	That each of the Executed Documents constitutes and contains legal, valid, binding and enforceable obligations of the Guarantors.

(j)	That the persons named or identified to us as signatories of the Documents actually signed the Documents and, when signing the Documents, were of age, were acting seriously and had full legal capacity and mental state under all applicable laws (including legal capacity (Geschäftsfähigkeit) under German law).

(k)	That Styron Holding B.V. and Styron Netherlands B.V. are and have been at the time of passing the Resolution 1 the sole shareholders of Styron Deutschland GmbH.

(l)	That Styron Deutschland GmbH is and has been at the time of passing the Resolution 2 the sole shareholder of Styron Deutschland Anlagengesellschaft mbH.

(m)	That the representations and warranties in the Executed Documents are, at the date hereof, true and correct in all respects and that none of the parties to the Executed Documents know them to be wrong or impossible to fulfill.

(n)	That the execution and delivery of the Executed Documents and the performance by the Issuer and the Guarantors of their obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Issuer, the Guarantors and any other guarantor are bound.

(o)	That there are no dealings between the parties that affect the Documents and that this Opinion is not affected (A) by any fact or documents connected with or related to the Documents or by the transactions contemplated therein but not brought to our attention and (B) by any law other than the laws of the Federal Republic of Germany.

(p)	That no reason to file for insolvency as set out in sections 17 to 19 of the German Insolvency Code (Insolvenzordnung) exists with respect to any Guarantor, that no voluntary winding-up resolution has been nor that an order has been made, or been rejected on grounds of insufficiency of assets (Abweisung mangels Masse), by a court for the winding up, dissolution or administration of any Guarantor and no application for the commencement of bankruptcy or any other insolvency procedure (Antrag auf Eröffnung eines Insolvenzverfahrens) has been made within the meaning of any applicable insolvency procedure with respect to any Guarantor, except that solely based on the Insolvency Search and the Extracts, no order of protective measures (Sicherungsmaßnahmen) within the meaning of section 21 paragraph 2 no. 2 of the German Insolvency Code (Insolvenzordnung) or on the opening of insolvency proceedings (Eröffnung des Insolvenzverfahrens) in relation to any of the Guarantors has been passed.

3.	Based upon the foregoing and subject to the qualifications set out below, we are of the opinion that:

(a)	Each Guarantor is validly existing under the laws of the Federal Republic of Germany, and has the corporate power to conduct its business as set out in the Articles of the relevant Guarantor.

(b)	Each Guarantor has the corporate power to guarantee the Exchange Notes pursuant to the Indenture.

(c)	Each Guarantor has taken all corporate action necessary to authorize the execution, delivery and performance of its Guarantee.

4.	This Opinion is furthermore subject to the following qualifications:

(a)	The opinions above are subject to the limitations arising from the laws relating to bankruptcy, insolvency and all other laws affecting the rights of creditors generally.

(b)	The opinions set forth above are limited to the laws of the Federal Republic of Germany as applied by the German courts and published and in effect on the date hereof (including all applicable provisions of the constitution of the Federal Republic of Germany and reported judicial decisions interpreting such laws), and we do not express any opinion herein concerning any other laws, and any opinion or other statement herein is strictly limited to its legal content.

(c)	Our advice on each legal issue addressed in this Opinion represents our opinion as to how that issue would be resolved were it to be considered by German courts. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. This Opinion is not intended to guarantee the outcome of any legal dispute which may arise in the future.

This Opinion may be relied on by Reed Smith LLP in connection with its opinion dated the date hereof filed as Exhibit 5.1 to the Registration Statement.

This Opinion is rendered to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

This Opinion has been prepared, and is to be understood, in accordance with customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinions of this kind, is limited to the specific issues addressed herein, is provided solely for purposes of complying with the requirements of the Securities Act, and no opinions may be inferred or implied beyond the matters expressly stated herein. This opinion speaks as of its date and we assume no obligation to update this Opinion or to inform or advise any of the addressees of this Opinion or any other person of any changes in law or its interpretation or facts that could occur after the date hereof, even though such change may affect the legal analysis or conclusions given in this Opinion.

We consent to the filing of this Opinion with the Commission as Exhibit 5.3 to the Registration Statement. We also consent to the reference of our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Dr. Markus Feil
Dr. Markus Feil
Rechtsanwalt